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                                                                   Exhibit 3.24a

                                                                FILED
                                                        In the Office of the
                                                     Secretary of State of Texas

                                                            April 26 1999

                                                        Corporations Section

                            ARTICLES OF INCORPORATION

                                       OF

                       INGRAM ENTERPRISES MANAGEMENT, INC.

     I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

                                      Name

     The name of the corporation is Ingram Enterprises Management, Inc.

                                   ARTICLE TWO

                                    Duration

     The period of duration of the corporation is perpetual.

                                  ARTICLE THREE

                                    Purposes

     The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

                                     Capital

     The aggregate number of shares of capital stock that the corporation shall have authority to issue is Three Thousand (3,000). All of such shares shall be of the par value of one cent ($0.01) per share, shall be of the same class, and shall be designated as "Common Stock."

                                  ARTICLE FIVE

                            Commencement of Business

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.


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                                   ARTICLE SIX

                           Denial of Preemptive Rights

     No shareholder shall have, as a shareholder of the corporation, any preemptive right to acquire, purchase, or subscribe for the purchase of any unissued or treasury shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities of the corporation convertible into or exchangeable for, or carrying or accompanied by any rights to acquire, purchase, or subscribe for the purchase of, any such unissued or treasury shares.

                                  ARTICLE SEVEN

                           Denial of Cumulative Voting

     Cumulative voting in the election of directors or otherwise is hereby expressly prohibited.

                                  ARTICLE EIGHT

                           Certain Voting Requirements

     Notwithstanding any provisions of the Texas Business Corporation Act now or hereafter in force requiring for any action the affirmative vote of two-thirds, or any other percentage, of the outstanding shares entitled by law to vote thereon or of the outstanding shares of a class or series entitled by law to vote thereon, such action may, to the extent permitted by law, be authorized and taken by the affirmative vote of the holders of a majority of such outstanding shares, or such outstanding shares of a class or series, as applicable. Except as provided in the preceding sentence or as otherwise required by law, the affirmative vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at any shareholders' meeting at which a quorum is present shall be the act of the shareholders.

                                  ARTICLE NINE

                            Action by Written Consent

     Any action required or permitted by law to be taken at a meeting of the shareholders may be taken without a meeting, and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voting. Consent does not have to be unanimous, provided every shareholder who consents in writing to the action dates his signature and provided prompt notice of the action is given to the shareholders who did not consent in writing to the action.

                                   ARTICLE TEN

                                 Indemnification

     The corporation shall indemnify any person who was, is, or is threatened to be made, a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is


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or was a director or officer of the corporation or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act, as the same exists or may hereafter be amended.

     Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense arc not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

     The corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                 ARTICLE ELEVEN

                               Limits of Liability

     A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Eleven does not eliminate or limit the liability of a director to the extent the director is found liable for

          (a) a breach of a director's duty of loyalty to the corporation or its shareholders;


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          (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

          (c) a transaction from which a director received as improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

          (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     Neither the amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal, or adoption of any inconsistent provision. If the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act or any successor act thereto is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act, or any successor act thereto, as so amended from time to time.

                                 ARTICLE TWELVE

                       Initial Registered Office and Agent

     The street address of the initial registered office of the corporation is 1445 MacArthur, Suite 136, Carrollton, Texas 75007, and the name of the initial registered agent at such address is John C. Miller.

                                ARTICLE THIRTEEN

                                    Directors

     The initial Board of Directors shall consist of one (1) director. The name and address of the person who is to serve as the initial director of the corporation until the first annual meeting of the shareholders or until his successor or successors are duly elected and qualified are as follows:

Name                 Address
----                 -------
Gerald A. Berkhold   1404-333 7th Ave. S.W.
                     Calgary, Alberta, Canada TZP 2Z1


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                                ARTICLE FOURTEEN

                                  Incorporator

     The name and address of the incorporator are David Abell, Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201.

     IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of April, 1999.


                                        ----------------------------------------
                                        David Abell, Incorporator


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                            INGRAM ENTERPRISES, INC.
                             1145 MacArthur Ste 136
                             Carrolton, Texas 75007

TO THE SECRETARY OF STATE OF TEXAS

     The undersigned, Ingram Enterprises, Inc., a Texas corporation, hereby gives Ingram Enterprises Management, Inc., unequivocal consent to use the name "Ingram Enterprises" in connection with any and all activities conducted by it in the State of Texas and consents to the use of said name in the Articles of Incorporation that Ingram Enterprises Management, Inc. proposes to file with the Secretary of State of Texas.

     Executed as of the 26th day of April, 1999.

                                        INGRAM ENTERPRISES, INC.


                                        By: /s/ John Miller
                                            ------------------------------------
                                            John Miller - Assistant Secretary


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